As filed with the Securities and Exchange Commission on April 28, 2006.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
LNB Bancorp, Inc.
(Exact Name of Registrant as Specified in its Charter)

Ohio	34-1406303

(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
457 Broadway
Lorain, Ohio 44052-1769
(440) 244-6000
(Address of Principal Executive Offices, including Zip Code)

LNB Bancorp, Inc.
2006 Stock Incentive Plan
(Full Title of the Plan)

Copy to:
Terry M. White Chief Financial Officer and Corporate Secretary LNB Bancorp, Inc. 457 Broadway Lorain, Ohio 44052-1769 (440) 244-6000	Thomas F. McKee, Esq. Calfee, Halter & Griswold LLP 1400 McDonald Investment Center 800 Superior Avenue Cleveland, Ohio 44114 (216) 622-8200
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount to be	Offering Price	Aggregate Offering	Amount of
Title of Securities to be Registered	Registered (2)	Per Share	Price	Registration Fee

Common Shares, par value $1.00 per share (1)	600,000 shares	$19.00(3)	$11,400,000(3)	$1,220.00

(1)	Each Common Share includes a Series A Voting Preferred Share Purchase Right (a “Right” and, together with each other Right, the “Rights”) to purchase one one-hundredth of a share of Series A Voting Preferred Shares, without par value, of LNB Bancorp, Inc. (the “Company” or the “Registrant”) under the Company’s Rights Agreement, dated as of October 24, 2000, between the Company and Registrar and Transfer Company, as Rights Agent. Prior to the occurrence of certain events, the Rights will not be exercisable or evidenced separately from the Common Shares.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional Common Shares as may be issued or become issuable under the terms of the Registrant’s 2006 Stock Incentive Plan (the “Plan”), in order to prevent dilution resulting from any stock split, stock dividend, or similar transaction.
(3)	Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee and based upon the average of the high and low sales price of the Common Shares of LNB Bancorp, Inc. reported on The Nasdaq Stock Market on April 24, 2006.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
     The information required by Item 1 is included in documents sent or given to participants in the plan covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.
Item 2. Registrant Information and Employee Plan Annual Information.
     The written statement required by Item 2 is included in the documents sent or given to participants in the plan covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents heretofore filed by the Company with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:
(i)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005;
(ii)	The Company’s Current Report on Form 8-K filed with the Commission on January 25, 2006;
(iii)	The Company’s Current Report on Form 8-K filed with the Commission on April 27, 2006 (under Item 5.02 regarding the appointment of our principal accounting officer);
(iv)	The description of the Common Shares contained in the Company’s registration statement on Form 8-A filed with the Commission on February 14, 1985, including any amendment or report filed for the purpose of updating such description; and
(v)	The description of the Rights contained in the Company’s registration statement on Form 8-A filed with the Commission on November 6, 2000, including any amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, other than the portions of such documents that by statute, by designation in such document or otherwise, are not deemed to be filed with the Commission or are not required to be incorporated herein by reference.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Under Ohio law, Ohio corporations are authorized to indemnify directors, officers, employees and agents within prescribed limits and must indemnify them under certain circumstances. Section 1701.13(E) of the Ohio Revised Code (the “Code”) sets forth the conditions and limitations governing the indemnification of officers, directors, and other persons.
     Ohio law generally permits a corporation to indemnify a director, officer, employee or agent who acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. With respect to a suit by or in the right of the corporation, however, a corporation may not indemnify a director, officer, employee or agent in respect of any claim, issue or matter as to which such person has been adjudged to be liable for negligence or misconduct unless and to the extent that an appropriate court determines that the person is fairly and reasonably entitled to indemnity. In all of the above instances, however, indemnification is required against expenses actually and reasonably incurred to the extent that such person succeeds on the merits or otherwise.
     Under Section 1701.59(D) of the Code, a director generally is not liable for monetary damages unless it is proved by clear and convincing evidence that his action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. There is no comparable provision, however, limiting the liability of officers, employees or agents of a corporation. Section 1701.13(E) of the Code provides that directors (but not officers, employees and agents) are entitled to mandatory advancement of expenses, including attorneys’ fees, incurred in defending any action, including derivative actions, brought against the director provided that the director agrees to reasonably cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that his act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard to the corporation’s best interests.
     The indemnification authorized by statute is not exclusive of, and is in addition to, any rights to indemnity to which a given person is entitled, including rights under an Ohio corporation’s articles of incorporation, code of regulations and other agreements. Additionally, Ohio corporations may procure insurance or similar protection on behalf of directors, officers, employees or agents of the corporation whether or not the corporation would have the power to indemnify them under Section 1701.13.

     Article VI of the Company’s Amended Code of Regulations also governs the indemnification of shareholders, directors, officers, employees and agents of the Company. In general, Article VI provides for indemnification of shareholders, directors, officers, employees and agents of the Company for third-party claims and for claims by or in the right of the corporation to the fullest extent authorized or permitted by law. Article VI also provides that, to the fullest extent authorized or permitted by law, an indemnified individual will generally be liable to the Company or to any other person for actions or omissions in any capacity at the request of or on behalf of the Company only if those actions or omissions amount to willful misconduct.
     The employment agreements entered into by the Company with certain of its executives generally provide that the executive will be indemnified to the fullest extent permitted by Ohio law. Additionally, the Company maintains a directors’ and officers’ insurance policy which insures the directors and officers of the Company from claims arising out of an alleged wrongful act by such persons in their respective capacities as directors and officers of the Company, subject to certain exceptions.
     The above description is a general summary only and is qualified in its entirety by reference to applicable provisions of Ohio law, as well as by the Company’s articles of incorporation and code of regulations and applicable agreements between the Company and its directors and officers.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The exhibits listed on the accompanying Exhibit Index are incorporated herein by reference.
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lorain, State of Ohio, this 28th day of April, 2006.

LNB BANCORP, INC.

By:	/s/Terry M. White

Terry M. White Chief Financial Officer
POWER OF ATTORNEY AND SIGNATURES
     We, the undersigned officers and directors of LNB Bancorp, Inc., hereby severally constitute and appoint Daniel E. Klimas, Terry M. White and Mary E. Miles, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable LNB Bancorp, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Daniel P. Batista	Director	April 28, 2006

Daniel P. Batista

/s/ Robert M. Campana	Director	April 28, 2006

Robert M. Campana

/s/ Terry D. Goode	Director	April 28, 2006

Terry D. Goode

/s/ James F. Kidd	Vice Chairman and Director	April 28, 2006

James F. Kidd

/s/ David M. Koethe	Director	April 28, 2006

David M. Koethe

/s/ Kevin C. Martin	Director	April 28, 2006

Kevin C. Martin

Signature	Title	Date

/s/ Benjamin G. Norton	Director	April 28, 2006

Benjamin G. Norton

/s/ Jeffrey F. Riddell	Director	April 28, 2006

Jeffrey F. Riddell

/s/ John W. Schaffer, M.D.	Director	April 28, 2006

John W. Schaeffer, M.D.

/s/ Eugene M. Sofanko	Director	April 28, 2006

Eugene M. Sofranko

	Director	April 28, 2006

Stanley G. Pijor

	Director	April 28, 2006

Lee C. Howley

/s/ Donald F. Zwilling	Director	April 28, 2006

Donald F. Zwilling

/s/ James R. Herrick	Director	April 28, 2006

James R. Herrick

/s/ Daniel E. Klimas	Director and Chief Executive Officer	April 28, 2006

Daniel E. Klimas

/s/ Terry M. White	Chief Financial Officer	April 28, 2006

Terry M. White

/s/ Sharon L. Churchill CPA	Principal Accounting Officer	April 28, 2006

Sharon L. Churchill CPA

EXHIBIT INDEX

Exhibit Number	Description

4.1 (1)	Second Amended and Restated Articles of Incorporation of the Company.

4.2 (2)	Amended and Restated Code of Regulations of the Company.

4.3 (3)	Rights Agreement, dated as of October 24, 2000, between the Company and Registrar and Transfer Company, as Rights Agent.

5.1 *	Opinion of Calfee, Halter & Griswold LLP, counsel to the Company.

23.1 *	Consent of KPMG LLP.

23.2 *	Consent of Calfee, Halter & Griswold LLP (included in Exhibit 5.1).

24 *	Power of Attorney (included on the signature pages of this registration statement)

99.1 (4)	LNB Bancorp, Inc. 2006 Stock Incentive Plan.
_______________
(1)	Previously filed with the Commission as Exhibit 3(a) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (File No. 000-13203) and incorporated herein by reference.
(2)	Previously filed with the Commission as Exhibit 3(b) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (File No. 000-13203) and incorporated herein by reference.
(3)	Previously filed with the Commission as Exhibit 1 to the Company’s registration statement on Form 8-A filed with the Commission on November 6, 2000 (File No. 000-13203) and incorporated herein by reference.
(4)	Previously filed as Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on March 17, 2006 (File No. 000-13203) and incorporated herein by reference.
*	Filed herewith.